                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                              (Amendment No. 1)(1)

                               Sea Containers Ltd.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                Class A Common Shares, Par Value $0.01 Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    811371707
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2006
 ------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

                                 --------------

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      / /   Rule 13d-1(b)

      /X/   Rule 13d-1(c)

      / /   Rule 13d-1(d)

----------------
      (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the
NOTES).

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CUSIP No. 811371707                   13G                      Page 2 of 9 Pages
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================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    NEWCASTLE PARTNERS, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    TEXAS
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  0 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              0 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    0 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    0%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                      --------------------
CUSIP No. 811371707                   13G                      Page 3 of 9 Pages
----------------------                                      --------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    NEWCASTLE CAPITAL MANAGEMENT, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    TEXAS
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  0 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              0 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    0 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    0%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                      --------------------
CUSIP No. 811371707                   13G                      Page 4 of 9 Pages
----------------------                                      --------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    NEWCASTLE CAPITAL GROUP, L.L.C.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    TEXAS
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  0 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              0 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    0 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    0%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                      --------------------
CUSIP No. 811371707                   13G                      Page 5 of 9 Pages
----------------------                                      --------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    MARK E. SCHWARZ
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  0 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              0 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    0 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    0%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                      --------------------
CUSIP No. 811371707                   13G                      Page 6 of 9 Pages
----------------------                                      --------------------

ITEM 1(A).  NAME OF ISSUER:

            Sea Containers Ltd.

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            22 Victoria Street
            P.O. Box HM 1179
            Hamilton HMEX, Bermuda

ITEM 2(A).  NAME OF PERSON FILING:

            This statement is jointly filed by Newcastle Partners, L.P., a Texas limited partnership ("NP"), Newcastle Capital Management, L.P., a
            Texas limited partnership ("NCM"), Newcastle Capital Group, L.L.C., a Texas limited liability company ("NCG"), and Mark E. Schwarz
            (together with NP, NCM and NCG, the "Reporting Persons"). Because
            Mark E. Schwarz is the managing member of NCG, which is the general partner of NCM (Mark E. Schwarz, NCG and NCM are hereinafter referred to as the "Controlling Persons"), which in turn is the general partner of NP, the Controlling Persons may be deemed, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as
            amended (the "Act"), to be the beneficial owners of all shares of
            Common Stock held by NP. The Reporting Persons are filing this joint statement, as they may be considered a "group" under Section
            13(d)(3) of the Act. However, neither the fact of this filing nor anything contained herein shall be deemed to be an admission by the
            Reporting Persons that such a group exists.

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            200 Crescent Court
            Suite 1400
            Dallas, Texas 75201

ITEM 2(C).  CITIZENSHIP:

            NP, NCM and NCG are organized under the laws of the State of Texas.
            Mark E. Schwarz is a citizen of the United States of America.

ITEM 2(D).  TITLE OF CLASS OF SECURITIES:

            Class A Common Shares, par value $0.01 per share

ITEM 2(E).  CUSIP NUMBER:

            811371707

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CUSIP No. 811371707                   13G                      Page 7 of 9 Pages
----------------------                                      --------------------

ITEM 3.     IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B)
            OR (C), CHECK WHETHER THE PERSON FILING IS A:

            /X/   Not Applicable

      (a)   / /   Broker or dealer registered under Section 15 of the Exchange
                  Act.

      (b)   / /   Bank as defined in Section 3(a)(6) of the Exchange Act.

      (c)   / /   Insurance company as defined in Section 3(a)(19) of the
                  Exchange Act.

      (d)   / /   Investment company registered under Section 8 of the
                  Investment Company Act.

      (e)   / /   An investment adviser in accordance with Rule
                  13d-1(b)(1)(ii)(E).

      (f)   / /   An employee benefit plan or endowment fund in accordance with
                  Rule 13d-1(b)(1)(ii)(F).

      (g)   / /   A parent holding company or control person in accordance with
                  Rule 13d-1(b)(1)(ii)(G).

      (h)   / /   A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act.

      (i)   / /   A church plan that is excluded from the definition of an
                  investment company under Section 3(c)(14) of the Investment
                  Company Act.

      (j)   / /   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.     OWNERSHIP

      (a)   Amount beneficially owned:

            0 shares

      (b)   Percent of class:

            0%

      (c)   Number of shares as to which such person has:

            (i)   Sole power to vote or to direct the vote

                  0 shares

            (ii)  Shared power to vote or to direct the vote

                  0 shares

            (iii) Sole power to dispose or to direct the disposition of

                  0 shares

----------------------                                      --------------------
CUSIP No. 811371707                   13G                      Page 8 of 9 Pages
----------------------                                      --------------------

            (iv)  Shared power to dispose or to direct the disposition of

                  0 shares

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /X/.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not Applicable.

ITEM 7.     IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
            ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
            COMPANY OR CONTROL PERSON.

            Not Applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            See Joint Filing Agreement (previously filed).

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not Applicable.

ITEM 10.    CERTIFICATIONS.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

----------------------                                      --------------------
CUSIP No. 811371707                   13G                      Page 9 of 9 Pages
----------------------                                      --------------------

                                    SIGNATURE
                                    ---------

            After reasonable inquiry and to the best of my knowledge and belief,
I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2007                 NEWCASTLE PARTNERS, L.P.

                                         By: Newcastle Capital Management, L.P.,
                                             its general partner
                                         By: Newcastle Capital Group, L.L.C.,
                                             its general partner

                                         By: /s/ Mark E. Schwarz
                                             -----------------------------------
                                             Mark E. Schwarz, Managing Member

                                         NEWCASTLE CAPITAL MANAGEMENT, L.P.

                                         By: Newcastle Capital Group, L.L.C.,
                                             its general partner

                                         By: /s/ Mark E. Schwarz
                                             -----------------------------------
                                             Mark E. Schwarz, Managing Member

                                         NEWCASTLE CAPITAL GROUP, L.L.C.

                                         By: /s/ Mark E. Schwarz
                                             -----------------------------------
                                             Mark E. Schwarz, Managing Member

                                         /s/ Mark E. Schwarz
                                         ---------------------------------------
                                         MARK E. SCHWARZ